UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2015

99 CENTS ONLY STORES LLC

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2015, Stéphane Gonthier resigned from his positions as a director and the principal executive officer of 99 Cents Only Stores LLC (the “Company”), its parent, Number Holdings, Inc. (“Holdings”), and its subsidiaries.

Effective May 26, 2015, the Board of Directors of Holdings elected Andrew Giancamilli to serve as Interim President and Chief Executive Officer of the Company and Holdings.  Mr. Giancamilli is currently Chairman of the Board of Directors of Holdings.  A copy of the press release announcing the appointment is included herewith as Exhibit 99.1 and by this reference incorporated herein.

Mr. Gonthier has entered into a consulting agreement with the Company as of May 26, 2015 whereby he will provide transition and other services to the Company for a one-year period, unless earlier terminated pursuant to the terms of the consulting agreement.  Mr. Gonthier will be entitled to a monthly consulting fee of $4,167 per month during the term of the consulting agreement.  If Mr. Gonthier’s consulting services are terminated by the Company for any reason other than for cause (as defined in the consulting agreement), Mr. Gonthier will continue to receive the monthly consulting fees through the remainder of the original one-year term, conditioned, among other things, upon his execution and non-revocation of a release of claims against the Company and its affiliates.

Conditioned, among other things, upon Mr. Gonthier’s execution and non-revocation of a release of claims against the Company and its affiliates, Mr. Gonthier will receive $900,000 payable in a lump sum on the 30th day following the date of his resignation and $850,000 payable over a 24 month period beginning on the 30th day following the date of his resignation.  Mr. Gonthier will also be reimbursed a dollar amount equal to the Company’s contribution toward health insurance premiums under the Company’s group health plans on behalf of Mr. Gonthier and his family, until the earlier of 18 months after the date of his resignation or such time as Mr. Gonthier becomes eligible for substantially similar benefits from another employer, provided that he timely elects health insurance under COBRA.  Twenty percent of the options to purchase common stock of Holdings held by Mr. Gonthier that are subject to time-based vesting accelerated and vested as of the date of Mr. Gonthier’s resignation.

Mr. Gonthier’s resignation did not involve a disagreement with Holdings or the Company or any matter relating to their respective operations, policies or practices.

Mr. Giancamilli entered into a consulting agreement with the Company and Holdings as of May 26, 2015 pursuant to which he will serve as Interim President and Chief Executive Officer of the Company and Holdings.  The consulting agreement has an initial term of 180 days with automatic 30 day extensions.  The term of the consulting agreement will end if either party gives notice of non-extension or 30 days after the Company hires a permanent Chief Executive Officer.  Mr. Giancamilli is entitled to receive a monthly consulting fee of $52,917 during the term of the consulting agreement.  In addition, Mr. Giancamilli is eligible to receive a fee premium, payable at the end of the consulting arrangement, for each month during the term of the consulting agreement of up to 100% of the monthly consulting fee.  The fee premium is payable for achieving certain benchmarks determined by the board of directors of Holdings.  If the Company terminates Mr. Giancamilli’s services for any reason other than for cause (as defined in the consulting agreement), Mr. Giancamilli is entitled to receive the monthly consulting fee for the remainder of the term.  Additionally, Mr. Giancamilli is entitled to reimbursement of his reasonable out-of-pocket expenses in connection with his temporary residence in Los Angeles, California, including airfare for two round trip flights per month and rental of a furnished apartment (up to a maximum of $5,000 per month) and an automobile (up to a maximum of $1,500 per month).

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99 CENTS ONLY STORES LLC

Dated:	May 26, 2015	By:	/s/ Andrew Giancamilli
Andrew Giancamilli
Interim President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated May 26, 2015